Exhibit 99.1

NEWS RELEASE

Contact:
Greg L. Boane
Chief Financial Officer
(281) 388-5541

TEAM, INC. REPORTS THIRD QUARTER 2018 RESULTS

•	Q3 2018 operating cash flow of $23 million represents the highest quarterly operating cash flow generated since 2015

•	Repayments of outstanding debt totaled $15 million in Q3 2018

•
Inspection & Heat Treating operating performance improved significantly; Q3 2018 operating income improved to $9 million from an operating loss of $18 million in Q3 2017; Q3 2018 adjusted EBITDA margin increased to 10% compared to 8% in Q3 2017

•
Quest Integrity operating performance improved significantly; Q3 2018 revenues increased 53% over Q3 2017; Q3 2018 operating income improved to $5 million from an operating loss of $1 million in Q3 2017; Q3 2018 adjusted EBITDA margin increased to 26% compared to 4% in Q3 2017

•	OneTEAM program generated $5.4 million of savings in Q3 2018 and is on pace to deliver $8–$10 million in the second half of 2018

SUGAR LAND, TX – November 5, 2018 – Team, Inc. (NYSE: TISI) today reported its financial results for its third quarter ended September 30, 2018.

Consolidated revenues increased 2.0% to $290.9 million in the third quarter of 2018 compared to $285.1 million in the prior year quarter, primarily from increased activity levels in our Quest Integrity and Inspection and Heat Treating Group (“IHT”) segments, which were partially offset by lower activity in our Mechanical Services Group (“MS”). Consolidated net loss in the third quarter of 2018 was $22.9 million ($0.76 loss per diluted share) compared to a net loss of $83.5 million ($2.80 loss per diluted share) in the third quarter of 2017. Operating loss improved to $19.7 million in the third quarter of 2018 compared to an operating loss of $94.1 million for the prior year quarter, which included a $75.2 million goodwill impairment loss ($68.0 million net of tax).

Cash flow from operations and free cash flow for the quarter were both the highest quarterly performance since 2015. Cash flow from operations in the third quarter improved to $23.0 million, an increase of $20.6 million compared to Q3 2017. Free cash flow, a non-GAAP measure, improved by $21.2 million in the current quarter, and we repaid $15 million of outstanding debt under our credit facility during the quarter.

Commenting on the results, Amerino Gatti, Chief Executive Officer, said, “We are pleased to report that Team delivered third quarter year-over-year organic growth in revenues, and represented Team’s highest third quarter revenues since 2015. These improvements were led by our two inspection and assessment segments, Inspection and Heat Treating and Quest Integrity, which were up 7% and 53%, respectively. Third quarter revenue gains were partially offset by a 9% decline in our Mechanical Services segment, however, the segment’s year-to-date performance has improved 4% year-over-year.

“Cash flow from operations improved significantly throughout the quarter. We generated free cash flow in the quarter of $16 million, of which $15 million was used to pay-down debt. We remain committed to generating positive free cash flow for the full year 2018. Finally, the OneTEAM program generated $5.4 million of savings in the third quarter and remains on track to deliver $8–$10 million in the second half of 2018.”

Mr. Gatti continued, “It is important to note that all three business segments delivered year-to-date 2018 revenue growth and improved adjusted EBITDA margins compared to 2017. During the current quarter, IHT and Quest Integrity contributed strong results versus 2017. MS was negatively impacted by higher refinery facility utilization levels as customers capitalized on higher regional crack spreads driven by recent pipeline capacity constraints and widened crude oil pricing differentials. Looking ahead, we believe this is a temporary refinery customer demand decline for mechanical services and we continue to be encouraged by the macro factors in our end markets, which have not changed significantly from our prior outlook. When coupled with rescheduled maintenance-related work, we believe these favorable market conditions will lead to higher mechanical services spending in 2019 and beyond.”

The third quarter 2018 reported results include certain charges not indicative of Team’s core operating activities, including: $4.3 million of costs related to our OneTEAM program and $2.1 million of certain legal, professional fees and other costs. Additionally, we incurred $2.0 million of restructuring costs. Net of tax, these items totaled $6.1 million ($0.20 per diluted share).

Excluding these items, adjusted net loss, a non-GAAP measure, was $16.8 million ($0.56 adjusted loss per diluted share) for the current quarter compared to adjusted net loss of $11.4 million ($0.38 adjusted loss per diluted share) for the prior year quarter. Our adjusted measure of operating loss, Adjusted EBIT, was a loss of $11.2 million in the third quarter of 2018, versus Adjusted EBIT loss of $7.1 million in the prior year comparable quarter. Adjusted EBITDA was $7.2 million in the current quarter compared to $7.1 million in the prior year quarter.

Adjusted net loss, Adjusted EBIT and adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this news release.

Third quarter 2018 selling, general and administrative expense (“SG&A”) was $87.8 million and included $6.4 million of items not indicative of core operating activities described above. Second quarter 2018 SG&A was $93.2 million and included $5.8 million of items not indicative of core operating activities. The sequential cost decrease of $6.0 million in the third quarter is primarily due to savings generated from the OneTEAM program and lower incentive and stock-based compensation expense.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) for the quarters ended September 30, 2018 and 2017 (in thousands):

	Three Months Ended September 30,		Increase (Decrease)
	2018	2017	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$147,529	$138,383	$9,146	6.6%
MS	119,011	130,768	(11,757)	(9.0)%
Quest Integrity	24,316	15,916	8,400	52.8%
Total	$290,856	$285,067	$5,789	2.0%
Operating income (loss):
IHT[2]	$8,754	$(17,515)	$26,269	NM1
MS2	(9,086)	(51,154)	42,068	82.2%
Quest Integrity	5,255	(828)	6,083	NM1
Corporate and shared support services	(24,617)	(24,619)	2	0.0%
Total	$(19,694)	$(94,116)	$74,422	79.1%
___________________

1	NM - Not meaningful

2	For the three months ended September 30, 2017, includes goodwill impairment charge of $21.1 million and $54.1 million in IHT and MS, respectively.

The lower overall operating loss primarily reflects the effect of a third quarter 2017 goodwill impairment charge of $21.1 million and $54.1 million in IHT and MS, respectively. Further, third quarter 2018 operating results benefited from the Company’s cost savings initiatives, including the OneTEAM program. The Quest Integrity and IHT segments both experienced higher revenues and operating income in the current quarter compared to 2017 as customer demand increased for inspection-related services. Offsetting these inspection improvements, MS revenues declined in the current quarter on reduced activity levels, primarily in the Gulf Coast region. The MS segment experienced a significant demand reduction in Q3 2018 resulting from higher than normal U.S. refinery utilization during the quarter. In addition to the revenue decline in the current quarter, we also had incremental charges of approximately $3 million related to inventory, bad debt provisions and legal claims during the quarter that negatively impacted profit margins as well as $3.1 million of accelerated amortization associated with the Furmanite trade name, discussed below.

Supplemental Financial Information

OneTEAM Program: The deployment phase of the OneTEAM integration and business transformation initiative is now well underway. We incurred $4.3 million of expenses during the third quarter of 2018, which are primarily related to professional fees associated with the project, and $2.0 million of severance-related restructuring costs. We expect the OneTEAM program will be substantially complete in the first half of 2019.

Furmanite trade name amortization: Results for the third quarter of 2018 include incremental amortization expense of $3.1 million associated with a change in the estimated useful life of the Furmanite trade name, reflecting initiatives to consolidate the Company’s branding. The trade name will be fully amortized by the end of 2018.

Interest expense: We recorded $8.0 million of interest expense during the third quarter of 2018, which includes $1.8 million of non-cash interest expense. The non-cash interest expense is primarily attributable to the amortization of debt issuance costs and the amortization of the discount on the Company’s convertible debt.

Income taxes: Our effective tax rate was a benefit of 17.9% for the third quarter of 2018 compared to a benefit of 12.6% for the same period last year. The higher effective tax rate benefit was due to certain discrete items recognized this year and the effect of the prior year goodwill impairment charge, partially offset by changes in the valuation allowance on deferred tax assets this year.

Foreign currency: Changes in foreign currency exchange rates unfavorably impacted third quarter 2018 revenues by $1.7 million.

Borrowing capacity: At September 30, 2018, our cash balance was $16 million and we had approximately $58 million of available borrowing capacity. Total liquidity of $74 million increased by $6 million since the beginning of 2018. Additionally, our leverage ratio under the credit facility has improved sequentially in each quarter of 2018 to date.

GAAP Earnings and Non-GAAP Financial Measures

Certain items that management believes are not indicative of Team’s core operating activities have been excluded from net income (loss) reported in accordance with generally accepted accounting principles in the United States (“GAAP”) when arriving at adjusted net income (loss) and adjusted operating income (loss) (which the Company also refers to as adjusted EBIT), each a non-GAAP financial measure. In the current quarter, the most significant of such items were $6.3 million of costs related to our OneTEAM transformation project (including $2.0 million of restructuring costs).

A reconciliation of these financial measures to the most comparable GAAP financial measures is contained in the accompanying schedule.

Conference Call

Team, Inc. has scheduled a conference call to discuss its third quarter 2018 results, which will be broadcast live over the Internet, on Tuesday, November 6, 2018 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 1-847-852-4067 and ask for the Team conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.teaminc.com. For those who cannot listen to the live call, a replay will be available through November 13, 2018 and may be accessed by dialing 404-537-3406 and using pass code 3982988#. In addition, an archive of the webcast will be available shortly after the call at www.teaminc.com for 90 days.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across over 200 locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Non-GAAP Financial Measures

This press release presents information about the Company’s adjusted net income (loss) and adjusted net income (loss) per diluted share, and the Company sometimes uses adjusted EBITDA, EBIT, adjusted EBIT and free cash flow, which are non-GAAP financial measures provided as supplemental to the results provided in accordance with GAAP. A reconciliation of each of the foregoing historical non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$290,856	$285,067	$937,130	$883,877
Operating expenses	220,717	216,126	694,275	655,489
Gross margin	70,139	68,941	242,855	228,388
Selling, general and administrative expenses	87,786	85,179	270,619	265,557
Restructuring and other related charges, net	2,047	2,637	4,458	1,661
Gain on revaluation of contingent consideration	—	—	(202)	(1,174)
Goodwill impairment loss	—	75,241	—	75,241
Operating loss	(19,694)	(94,116)	(32,020)	(112,897)
Interest expense, net	8,022	6,369	23,250	13,899
Write-off of deferred loan costs	—	1,244	—	1,244
(Gain) loss on convertible debt embedded derivative	—	(6,292)	24,783	(6,292)
Other expense, net	123	157	455	515
Loss before income taxes	(27,839)	(95,594)	(80,508)	(122,263)
Less: Income tax benefit	(4,977)	(12,066)	(7,331)	(18,141)
Net loss	$(22,862)	$(83,528)	$(73,177)	$(104,122)

Loss per common share:
Basic	$(0.76)	$(2.80)	$(2.44)	$(3.49)
Diluted	$(0.76)	$(2.80)	$(2.44)	$(3.49)
Weighted-average number of shares outstanding:
Basic	30,021	29,841	30,000	29,824
Diluted	30,021	29,841	30,000	29,824

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,	December 31,
	2018	2017
	(unaudited)

Cash and cash equivalents	$15,955	$26,552

Other current assets	378,600	370,508

Property, plant and equipment, net	193,412	203,219

Other non-current assets	434,608	455,556

Total assets	$1,022,575	$1,055,835

Current liabilities	$150,934	$147,784

Long-term debt	376,958	387,749

Other non-current liabilities	58,235	62,834

Stockholders’ equity	436,448	457,468

Total liabilities and stockholders’ equity	$1,022,575	$1,055,835

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Nine Months Ended
	September 30,
	2018	2017
	(unaudited)	(unaudited)

Net loss	$(73,177)	$(104,122)

Depreciation and amortization expense	48,466	38,686

Provision for doubtful accounts	9,432	6,157

Deferred income taxes	(8,273)	(22,107)

Non-cash compensation cost	9,414	5,846

Goodwill impairment loss	—	75,241

Loss (gain) on convertible debt embedded derivative	24,783	(6,292)

Working capital changes	(7,995)	(1,796)

Other items affecting operating cash flows	2,652	(1,778)

Net cash provided by (used in) operating activities	5,302	(10,165)

Capital expenditures	(19,394)	(26,541)

Proceeds from disposal of assets	1,464	2,559

Other items affecting investing cash flows	(462)	(519)

Net cash used in investing activities	(18,392)	(24,501)

Borrowings (payments) on Credit Facility, net	6,370	(207,386)

Issuance of convertible debt, net of issuance costs	—	222,311

Debt issuance costs on Credit Facility	(855)	(1,038)

Cash associated with share-based payment arrangements, net	(269)	124

Other items affecting financing cash flows	(1,106)	(1,278)

Net cash provided by financing activities	4,140	12,733

Effect of exchange rate changes	(1,647)	2,398

Change in cash and cash equivalents	$(10,597)	$(19,535)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
IHT	$147,529	$138,383	$467,621	$439,751
MS	119,011	130,768	400,890	385,154
Quest Integrity	24,316	15,916	68,619	58,972
	$290,856	$285,067	$937,130	$883,877

Operating income (loss) (“EBIT”)
IHT[1]	$8,754	$(17,515)	$28,775	$1,139
MS1	(9,086)	(51,154)	4,014	(45,318)
Quest Integrity	5,255	(828)	12,100	7,252
Corporate and shared support services	(24,617)	(24,619)	(76,909)	(75,970)
	$(19,694)	$(94,116)	$(32,020)	$(112,897)

Adjusted EBIT
IHT	$9,400	$5,792	$30,437	$23,272
MS	(8,659)	5,021	5,279	9,807
Quest Integrity	5,262	(404)	12,140	7,676
Corporate and shared support services	(17,250)	(17,543)	(58,253)	(56,115)
	$(11,247)	$(7,134)	$(10,397)	$(15,360)
Adjusted EBITDA
IHT	$14,049	$10,598	$44,616	$37,794
MS	252	10,402	32,412	26,848
Quest Integrity	6,287	661	15,130	11,106
Corporate and shared support services	(13,395)	(14,541)	(44,675)	(46,576)
	$7,193	$7,120	$47,483	$29,172
___________________

1	For the three and nine months ended September 30, 2017, includes goodwill impairment charge of $21.1 million and $54.1 million for IHT and MS, respectively.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized Enterprise Resource Planning (“ERP”) implementation costs, gains (losses) on our convertible debt embedded derivative, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including certain changes to valuation allowances and the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net loss:
Net loss	$(22,862)	$(83,528)	$(73,177)	$(104,122)
Professional fees, legal and other[1]	6,400	1,945	16,980	6,710
ERP costs	—	3,909	87	11,849
Restructuring and other related charges, net[2]	2,047	2,637	4,458	1,661
Executive transition cost[3]	—	1,027	300	1,027
Natural disaster costs	—	2,223	—	2,223
Goodwill impairment loss	—	75,241	—	75,241
Gain on revaluation of contingent consideration	—	—	(202)	(1,174)
Write-off of deferred loan costs	—	1,244	—	1,244
(Gain) loss on convertible debt embedded derivative	—	(6,292)	24,783	(6,292)
Tax impact of adjustments[4]	(2,366)	(9,762)	(12,994)	(13,668)
Adjusted net loss	$(16,781)	$(11,356)	$(39,765)	$(25,301)

Adjusted net loss per common share:
Basic	$(0.56)	$(0.38)	$(1.33)	$(0.85)
Diluted	$(0.56)	$(0.38)	$(1.33)	$(0.85)

Adjusted EBIT and Adjusted EBITDA:
Operating loss (“EBIT”)	$(19,694)	$(94,116)	$(32,020)	$(112,897)
Professional fees, legal and other[1]	6,400	1,945	16,980	6,710
ERP costs	—	3,909	87	11,849
Restructuring and other related charges, net[2]	2,047	2,637	4,458	1,661
Executive transition cost[3]	—	1,027	300	1,027
Natural disaster costs	—	2,223	—	2,223
Goodwill impairment loss	—	75,241	—	75,241
Gain on revaluation of contingent consideration	—	—	(202)	(1,174)
Adjusted EBIT	(11,247)	(7,134)	(10,397)	(15,360)
Depreciation and amortization
Amount included in operating expenses	6,568	6,424	20,341	20,214
Amount included in selling, general, and administrative expenses	9,464	6,247	28,125	18,472
Total depreciation and amortization	16,032	12,671	48,466	38,686
Non-cash share-based compensation costs	2,408	1,583	9,414	5,846
Adjusted EBITDA	$7,193	$7,120	$47,483	$29,172

Free Cash Flow:
Cash provided by (used in) operating activities	$23,049	$2,445	$5,302	$(10,165)
Capital expenditures	(7,312)	(7,879)	(19,394)	(26,541)
Free Cash Flow	$15,737	$(5,434)	$(14,092)	$(36,706)
___________________

1	For the three and nine months ended September 30, 2018, includes $4.3 million and $11.8 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2
For 2018, relates to restructuring costs incurred associated with the OneTEAM program. For 2017, primarily associated with the 2017 Cost Savings Initiative, net of a $1.1 million gain associated with disposal of Furmanite operations in Belgium included in the nine months ended September 30, 2017.

3	Transition costs associated with September 2017 leadership change.

4
Represents the tax effect of the adjustments at an assumed marginal tax rate of 28% for the three and nine months ended September 30, 2018 and 37% for the three and nine months ended September 30, 2017, except that the tax impact on the goodwill impairment loss is adjusted for the non-deductible portion.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

IHT
Operating income (loss)	$8,754	$(17,515)	$28,775	$1,139
Professional fees, legal and other	178	—	226	—
Restructuring and other related charges, net[1]	468	862	1,436	862
Natural disaster costs	—	1,305	—	1,305
Goodwill impairment loss	—	21,140	—	21,140
Gain on revaluation of contingent consideration	—	—	—	(1,174)
Adjusted EBIT	9,400	5,792	30,437	23,272
Depreciation and amortization	4,649	4,806	14,179	14,522
Adjusted EBITDA	$14,049	$10,598	$44,616	$37,794

MS
Operating income (loss)	$(9,086)	$(51,154)	$4,014	$(45,318)
Professional fees, legal and other	19	—	526	163
Restructuring and other related charges, net[1]	408	1,224	739	11
Natural disaster costs	—	850	—	850
Goodwill impairment loss		54,101		54,101
Adjusted EBIT	(8,659)	5,021	5,279	9,807
Depreciation and amortization	8,911	5,381	27,133	17,041
Adjusted EBITDA	$252	$10,402	$32,412	$26,848

Quest Integrity
Operating income (loss)	$5,255	$(828)	$12,100	$7,252
Restructuring and other related charges, net[1]	7	424	40	424
Adjusted EBIT	5,262	(404)	12,140	7,676
Depreciation and amortization	1,025	1,065	2,990	3,430
Adjusted EBITDA	$6,287	$661	$15,130	$11,106

Corporate and shared support services
Operating loss	$(24,617)	$(24,619)	$(76,909)	$(75,970)
Professional fees, legal and other[2]	6,203	1,945	16,228	6,547
ERP costs	—	3,909	87	11,849
Restructuring and other related charges, net[1]	1,164	127	2,243	364
Executive transition cost[3]	—	1,027	300	1,027
Natural disaster costs	—	68	—	68
Gain on revaluation of contingent consideration	—	—	(202)	—
Adjusted EBIT	(17,250)	(17,543)	(58,253)	(56,115)
Depreciation and amortization	1,447	1,419	4,164	3,693
Non-cash share-based compensation costs	2,408	1,583	9,414	5,846
Adjusted EBITDA	$(13,395)	$(14,541)	$(44,675)	$(46,576)
___________________

1
For 2018, relates to restructuring costs incurred associated with the OneTEAM program. For 2017, primarily associated with the 2017 Cost Savings Initiative, net of a $1.1 million gain in MS associated with disposal of Furmanite operations in Belgium included in the nine months ended September 30, 2017.

2	For the three months and nine months ended September 30, 2018, includes $4.3 million and $11.8 million associated with the OneTEAM program (exclusive of restructuring costs).

3	Transition costs associated with September 2017 leadership change.